Exhibit 3.53

ARTICLES OF INCORPORATION

OF

THRIFTY MEDICAL, INC.

The undersigned, for the purpose of forming a corporation for profit under the laws of Florida, adopts the following Articles of Incorporation:

Article I

Name

Section 1.1. Name. The name of this corporation shall be Thrifty Medical, Inc.

Article II

Principal Office and Mailing Address

Section 2.1. Principal Office and Mailing Address. The principal place of business and mailing address of this corporation shall be 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Article III

Capital Stock

Section 3.1. Capital Stock. The maximum number of shares of stock which this corporation is authorized to have outstanding at any one time is Seven Thousand (7,000) shares of common stock having a par value of One Dollar ($1.00) per share.

Section 3.2. Restriction on Transfer of Stock. The shareholders may, by bylaw provision, by shareholders’ agreement recorded in the minute book or by endorsement on each stock certificate, impose such restrictions on the sale, transfer, or encumbrance of the stock of this corporation as they may see-fit.

Article IV

Initial Registered Agent and Address

Section 4.1. Name and Address. The name and street address of the initial registered agent of this corporation is:

Fred Elefant

1650 Prudential Drive, Suite 105

Jacksonville, Florida 32207

Article V

Incorporator

Section 5.1. Name and Address. The name and street address of the incorporator of this corporation is:

Fred Elefant

1650 Prudential Drive, Suite 105

Jacksonville, Florida 32207

Article VI

Duration

Section 6.1. Duration. This corporation shall exist perpetually. Corporate existence shall commence on the date these Articles are executed, February 13, 1998, except that if they are not filed by the Department of State of the State of Florida within five days, exclusive of legal holidays, after they are executed, corporate existence shall commence upon filing by the Department of State.

Article VII

Purposes

Section 7.1. Purposes. This corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the United States of America and of the State of Florida.

Article VIII

Directors

Section 8.1. Number. This corporation shall have two (2) directors initially. The number of directors may be increased or diminished from time to time as provided in the bylaws, but shall never be less than one (1).

Section 8.2. Initial Directors. The names and street addresses of the initial directors of the corporation are:

Pamela Wedow

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Mary Jennings

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Section 8.3. Compensation. The board of directors is hereby specifically authorized to make provision for reasonable compensation to its members for their services as directors, and to fix the basis and conditions upon which such compensation shall be paid. Any directors of the corporation may also serve the corporation in any other capacity and receive compensation therefor in any form.

Section 8.4. Indemnification. The board of directors is hereby specifically authorized to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law.

Article IX

Bylaws

Section 9.1. Bylaws. The initial bylaws of this corporation shall be adopted by the directors. Bylaws shall be adopted, altered, amended or repealed from time to time by either the shareholders or the board of directors, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the directors.

Article X

Amendment

Section 10.1. Amendment. This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation the 13th day of February, 1998.

/s/ Fred Elefant
FRED ELEFANT, Incorporator

CERTIFICATE DESIGNATING REGISTERED OFFICE AND REGISTERED

AGENT FOR THE SERVICE OF PROCESS WITHIN FLORIDA

In compliance with Sections 48.091, 607.0501 and 607.0505, Florida Statutes, the following is submitted:

THRIFTY MEDICAL, INC., desiring to organize or qualify under the laws of the State of Florida hereby designates FRED ELEFANT as its registered agent to accept service of process within the State of Florida and the address of its registered office shall be 1650 Prudential Drive, Suite 105, Jacksonville, Florida 32207.

DATED this 13 day of February, 1998.

/s/ Fred Elefant
FRED ELEFANT, Incorporator

Having been named as registered agent to accept service of process for the above stated corporation, at the place designated in this certificate, I hereby agree to accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

DATED this 13 day of February, 1998.

/s/ Fred Elefant
FRED ELEFANT

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

THRIFTY MEDICAL, INC.

THRIFTY MEDICAL, INC., a Florida corporation, hereby certifies as follows:

That at the organizational meeting of the Board of Directors and shareholders of said corporation duly convened and held on the 17th day of February, 1998, at 4:00 p.m. (notice of winch meeting had been waived in writing by all of the directors and shareholders of said corporation), the following resolution was unanimously adopted by the owners of 100% of the stock of the corporation and all of the directors thereof:

“RESOLVED that Article I of the Articles of Incorporation of said corporation be amended so that, as amended, it shall read as follows:

‘Article I

Name

‘The name of this corporation shall be THRIFTYMED, INC.’”

IN WITNESS WHEREOF, THRIFTY MEDICAL, INC. has caused this Certificate to be executed by its President and Secretary, and its corporate seal to be hereunto affixed and attested by its Secretary this 25th day of March, 1998.

THRIFTY MEDICAL, INC.

By	/s/ Pamela A. Wedow
Pamela A. Wedow Its President

Attest	/s/ Mary M. Jennings
Mary M. Jennings Its Secretary

STATE OF FLORIDA

COUNTY OF DUVAL

On this 25 day of March, 1998, before me, the undersigned authority, personally appeared Pamela A. Wedow, who acknowledged before me that as President of Thrifty Medical, Inc., she executed the foregoing Certificate of Amendment of Articles of Incorporation of Thrifty Medical, Inc., in the name and on behalf of said corporation in accordance with the authority duly conferred upon her by the stockholders and Board of Directors of said corporation, and further acknowledged that the corporate seal of said corporation was duly affixed and attested by the Secretary of said corporation, and further acknowledged that the foregoing Certificate of Amendment of Articles of Incorporation of Thrifty Medical, Inc. is the act and deed of the corporation.

WITNESS my hand and official seal at Jacksonville, Florida, on the day and year first above written.

/s/ Patricia J. Davidson
Notary Public, State of Florida at Large My commission expires: [Notary Stamp]